Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 20, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Shareholders, which is incorporated by reference in Johnson & Johnson’s Annual Report on Form 10-K for the year ended December 30, 2007. We also consent to the incorporation by reference of our report dated February 20, 2008 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York

March 10, 2008